CORPORATE PARTICIPANTS

Dr. John Sperling

Apollo Group — Acting Exec. Chairman

Brian Mueller

Apollo Group — President

Kenda Gonzales

Apollo Group — CFO, Sec., Treas.

CONFERENCE CALL Q&A PARTICIPANTS

Sara Gubins

Merrill Lynch — Analyst

Jerry Herman

Stifel Nicolaus — Analyst

Greg Cappelli

Credit Suisse — Analyst

Kelly Flynn

UBS — Analyst

Trace Urdan

Robert W. Baird — Analyst

Gary Bisbee

Lehman Brothers — Analyst

Mark Hughes

SunTrust — Analyst

Chris Gutek

Morgan Stanley — Analyst

Howard Block

Banc of America Securities — Analyst

Avi Fisher

Harris Nesbitt — Analyst

Corey Greendale

First Analysis — Analyst

Jennifer Childe

Bear Stearns — Analyst

Matt Litfin

William Blair & Co. — Analyst

Trey Cowen

Stanford Group — Analyst

Kirsten Edwards

ThinkEquity Partners — Analyst

Stephen Barlow

Prudential Equity Group — Analyst

PRESENTATION

Operator

(OPERATOR INSTRUCTIONS)

Good morning, ladies and gentlemen, and welcome to Apollo Group Inc. fiscal 2006 second-quarter preliminary results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time.. And as a reminder, ladies and gentlemen, this conference is being recorded today, February 28, 2006 and may not be reproduced in whole or in part without permission from the Company.

There will be a taped replay of this call available through March 17, 2006 beginning approximately two hours after we conclude today. The replay number is 800-642-1687 or 706-645-9291 internationally. The conference ID for the replay is 6057706. Additionally, this call will be broadcast over the Internet and can be accessed via the company’s website at www.apollogrp.edu.

I’d also like to remind you that this conference call contains certain forward-looking statements with respect to the future performance of Apollo Group that involve risks and uncertainties. Various factors could cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. These factors are discussed in the Company’s 10-K report filed with the Securities and Exchange Commission.

I would now like to turn the call over to Dr. John Sperling, Acting Executive Chairman of Apollo Group. Dr. Sperling, go-ahead please.

Dr. John Sperling - Apollo Group — Acting Exec. Chairman

Good morning, everyone. As most of you are aware, the Apollo management team is in the process of reinventing Apollo to meet the challenges of the 21st century global economy. And I must say I’m very excited at being back and being part of the process. These changes include the demographic changes that deal with the emergence of the baby boomers or sometimes called echo boomers or Gen Y, the economic changes that are shrinking the middle-class, jobs are being shipped overseas and more and more of the American workforce has to be educated or individuals confine themselves to lower class status.

And with all that there’s the inability of public institutions to fully meet the needs of the echo boomers. So there’s a lot of real possibilities out there. And repositioning the Company to meet these challenges we’ve merged various on ground and online corporate functions, information technology, call centers, marketing, academics, and legal and compliance and we’ve achieved that since January 9th.

Brian Mueller, our new President, is now making the operational changes that will allow him to demonstrate his skills at leadership, innovation and ability to drive growth. And I think, as all of you know, there’s plenty of evidence for this. When he assumed control of online it had 6,000 students and today it’s over 150,000. We’re confident that Brian will provide the leadership that will allow these merged entities to function with maximum efficiency, at the least cost and in the process improve both the top and the bottom lines.

At this time I’m turning the meeting over to Brian who will discuss his strategy and tactics for addressing these 21st century challenges. And as usual, Brian will be followed by Kenda Gonzales who will provide the financial and accounting details. I want everyone to welcome Brian to the future of Apollo Group. Brian?

Brian Mueller - Apollo Group — President

Thank you, John. Good morning to everybody. Sorry we got started a little late, but we had people still lined up to get into the queue. So again, good morning. This is not the way I would have liked to start my tenure as President of Apollo, but the reality is we have been unable to make our revenue goals for five consecutive quarters. It’s time to make aggressive investments and strategies designed to return us to the path of consistent and predictable revenue numbers.

To do this we must confront a number of realities. One, we are now over 300,000 students and to combat the challenge of the law of large numbers we need to address very assertively new markets. Secondly, Apollo was built on the back of the baby boomers and as a group they are now 50 plus years old and have moved past the need for higher education. There are, of course, millions of middle managers who enter the education market every year and we will continue to address that market and increase our market share. The echo boomers have taken place of the boomers and they will be a main source of our growth over the next five years.

The economy of the country has changed in the last five years; the middle-class built on huge numbers of manufacturing jobs is disappearing at the same rate those jobs went offshore. In the future we expect that a higher percentage of high school graduates will have to go to college, but they will have greater financial need than in the past. We’re taking all of these realities into account as we move forward in the second half.

Before I continue with the echo boomer strategy let me address the reasons for the downward guidance you read in the press release. One, we took a conservative approach to advertising and the hiring of enrollment counselors in the first quarter and especially in the last month of that quarter, November. That caused us to get off to a slow start in December and January from a new start perspective.

Secondly, we did not build breaks in many of the schedules of our students during Thanksgiving and Christmas; an unusually high number of students took the entire holiday off. We experienced a $17 million revenue shortfall in December which was completely unexpected. A large majority of the students who took breaks came back in January and February, but we were unable to make up that $17 million December shortfall.

Thirdly, because our conversion rate of level one leads has increased dramatically, the percent of all students that are in the Axia program is higher than initially expected. As we move through the year our total revenues and revenue per student will improve as Axia grads move into University of Phoenix with no additional marketing costs.

In summary then, it’s the conservative advertising spend in the first quarter, the December outs, and the higher percentage of lower revenue Axia students that account for the revenue shortfall. But the vast majority of the shortfall is really in the December outs phenomenon.

On the expense side there are three items I think worth mentioning. One, we have spent very aggressively in advertising for the months of January and February with the resulting strong lead flow the last six weeks, especially for on ground enrollment counselors. I have directed campuses that are understaffed to staff appropriately to address what will continue to be, we believe, a strong lead flow.

Secondly, we rolled out a new compensation plan for enrollment advisors and we took a slight hit in wages and salaries as compared to the previous year. However, we have experienced a 50% decline in enrollment advisor turnover as compared to the prior year which is very positive for us from a long-term perspective.

Thirdly, our bad debt is still at quarter one levels. We have operational plans in place related to the financial aid intake process to address that problem and expect to see improvements in the fourth quarter and especially the first quarter of next year.

Our second-half focus is on top-line growth and we are going to implement three broad strategies to focus on top-line growth in the second half. One, we are going to invest aggressively in our core business of working adults. This market is somewhat smaller and more competitive than five years ago, but we plan to increase our share of this market and, based upon the results in January and February, again an aggressive advertising spend which also included a reduction in cost per lead on the ground side which was significant, is going well and will be stepped up throughout the second half.

Secondly, we are going to hire enrollment advisors aggressively in the fastest-growing ground markets, especially in the Northeast, the Southeast and the Midwest, where our programs are in their earliest stages of development.

Thirdly, we are the process of upgrading all telephone systems in the local campuses to prepare for the qualifying center implementation.

Fourthly, we are accelerating the completion of the technology in the qualifying center.

Fifth, we are accelerating the centralization of the hot transfer distribution process to be implemented throughout the country sometime in the beginning of the fourth quarter.

Sixth, we are adding bachelor’s degrees in psychology and communications which are high demand degree program areas, and we will begin offering them as soon as we have received approval from the appropriate regulatory authorities. We are also in the beginning processes of adding a masters degree in psychology and one in social work.

Seventh, we are rolling out our S-3 scheduling system to all local campus academic counselors, which will increase their ability to retain students, also allow them to more efficiently enroll students into online if they can’t attend their local classroom.

Those seven things that I just mentioned are all part of the first strategy going forward in the second half which is to strengthen our share of the core business which, again, is obviously working adult students average age 35 years old.

The second major strategy involves the echo boomers and it will be to invest aggressively in the development of that echo boomer business. I think it is important to note that nothing that we do here will detract from our focus on our traditional working adult marketplace. Our heavy investment in our online program, which began all the way back in 1999, has created the infrastructure necessary for it to be successful and very, very scalable.

We already have over 40,000 Axia college students who are currently entry-level students to higher education. There will be significant investment associated with the more aggressive rollout in advertising, specifically to echo boomers, and the training of the local campus staff to deal with those students.

For the second half Axia College will only be offered in an online format which we believe will be the delivering modality most in demand by those students. The exact activities in the second half from an Axia perspective will be the following — one, we will bring Axia College under the UOP umbrella by April 1st; secondly, we will accelerate the rollout of Axia to the local campuses, this means primarily training the local campus enrollment advisors; thirdly, we will accelerate the advertisement of Axia to the beginning of the fourth quarter; fourth, we will continue to build the systems and process flows to transfer Axia grads to UOP bachelor’s programs; fifth, we will add five new associate programs bringing the total to 11 by the end of the fiscal year.

We expect the overall retention rates of our Axia college students to be consistent with retention rates of our overall student body for the following reasons — one, the associate programs are delivered completely online and can be completed in a period of 20 months. Echo boomers are very comfortable with the technology and are increasingly looking for educational options that are lifestyle based. A program that lets them work while going to school allows them to enter higher education in a way that keeps their current lifestyle intact and to finish in a very reasonable amount of time. This opportunity comes at a time when demand will be at an all-time high and when community colleges and state universities will be unable to get the funding to meet the demand. For example, it is estimated that California alone will be 400,000 seats short in their community colleges in the next couple of years.

Secondly, with regards to retention rates of Axia College students, we are going to offer high levels of academic support. Faculty members will be available asynchronously throughout the week, but are required to have office hours Monday through Friday from 4:00 to 8:00 PM and from Sunday from 5:00 to 9:00 PM. That amounts to a potential of 180 hours of real-time contact with faculty per course if the student requires that time to be successful. In addition, our academic counselors will be communicating with the students on a weekly basis early in their program to ensure that they are adjusting appropriately to college life. We believe that our understanding as a leader in the online education world combined with a natural inclination of echo boomers to spend more of their time online is a great combination.

The third major strategy for the second half involves a partnership that was just completed last night; it involves an agreement with Advertising.com which operates the largest interactive advertising network in the world. We have entered into a highly strategic relationship with this wholly-owned subsidiary of America Online in order to gain an even greater advantage in the highly competitive education space. The combination of Advertising.com’s world-class optimization technology and front-end combined with our capital resources, qualifying center and salesforce will give us the potential to continue to lead the industry.

In addition, as part of this agreement we will work together on a plan to leverage AOL and Time Warner assets to enhance our marketing and develop our curriculum. We feel very strongly about this relationship and the position that it puts us in and in the next number of weeks I will be talking more about the details and what it means at a tactical level.

We are continuing to look at acquisitions in Latin America and in China. This is a priority for the organization but not a priority for the second half. The priority for the second half is to put the Company in a position to grow domestically at levels that will again increase our top-line growth. In order to get there we are making some significant changes and aggressive investments and for that reason we are not giving guidance for the third and fourth quarters at this time. We believe that what we are doing is setting up a very successful future, but it is enough change that to provide guidance would be difficult. Our plan is to resume providing guidance as soon as we understand more about the exact nature of these changes.

That concludes my presentation and I’m going to turn it back over to the operator for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Sara Gubins, Merrill Lynch.

Sara Gubins - Merrill Lynch — Analyst

Good morning. Can you give us any sense of the magnitude of incremental spending that you’re talking about for the second half, both from an advertising and marketing perspective and then from the various initiatives that you mentioned? Just a general sense would be helpful.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Sara, we have, as Brian indicated, not been able to provide guidance for the third and fourth quarter and I think what you’re asking me for is guidance for the third and fourth quarter from that perspective. So it’s going to be more aggressive than it’s been previously. But I don’t think we can give you any magnitude at this point.

Sara Gubins - Merrill Lynch — Analyst

Okay. Can you tell us about how many enrollment advisors you’re planning to add over the second half?

Brian Mueller - Apollo Group — President

Yes. I would say if you look at where we’re planning to add them, which are in those areas where we have the greatest potential growth, it would be up to around 100.

Sara Gubins - Merrill Lynch — Analyst

Okay. And then just a last quick question, can you give us any sense of whether during the course of the second quarter you had enrollment growth on ground?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

We haven’t provided the enrollment numbers yet. I don’t have final numbers for the quarter yet since the quarter just ends and we don’t have a final count yet, so I really can’t answer that question today.

Sarah Gubbins - Merrill Lynch — Analyst

Okay, thank you.

Operator

Mark Marostica, Piper Jaffray.

Unidentified Speaker

Good morning. This is Ajay for Mark, Mark’s out of the office. On the selling and promotion — or on the spend lines, just to put it in perspective, are we going to go back to more historical levels in the mid-20s or is it going to be exceeding that in terms of S&P spend as a percentage of revenue? Just trying to get a perspective, I understand you’re not guiding there, but how can we put it in perspective?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Again, as soon as we have that information we’ll provide guidance for the third and fourth quarter.

Unidentified Speaker

Okay. An additional question I have; regarding the shortfall, just to be clear, was that based on land-based students or was that both online and land-based who are taking breaks or accelerated breaks over the winter?

Brian Mueller - Apollo Group — President

That was mainly online students both on the UOP side and the Axia side.

Unidentified Speaker

Just two quick follow ups. Regarding bad debt expense, you mentioned that you’ll see a recovery in, I think, Q4 to Q1 ‘07. Will there be an acceleration in bad debt over the next few quarters?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

No, there won’t be an acceleration of bad debt. If you’re talking about our write-off policies and how we reserve, we don’t anticipate any acceleration, but the natural policy for write-off or reserving of bad debt is based on an aging of those receivables. So we do anticipate that it will be at elevated levels through the third quarter which we’ve previously talked about and said it will start to improve into the fourth quarter and into the first quarter of next year.

Unidentified Speaker

Okay. And lastly, I’ll just end with this. I know you talked a lot about plans for incremental spend; how about plans to rationalize any costs? Where are you in terms of your capacity utilization at the current point and what might you be able to do to reduce some of your costs on the campus side?

Brian Mueller - Apollo Group — President

Well, there’s a number of things. As we roll out the ability of the enrollment counselors at the on ground campuses to sell both online and Axia, we believe that there will be a natural market trend for students to increasingly want to do a greater portion of their academic work online, especially in the heavily populated areas of the country where there is overcrowding and traffic problems, congestion, etc. Those are also the places where we have the most expensive leased space.

Over time, because we only lease our space and don’t own it, we’ll be able to grow our student body populations in those heavily populated areas without taking on additional space. And as we put students to a greater percentage, we believe in the online program, another policy if the margins are higher there. So that would be one area that we’re going to be able to leverage cost.

Another very significant area is with regards to advertising. We were the first ones into the Internet advertising business. We kind of created the cost per lead model; the cost per lead model has served us well. But we’re now entering the next phase of efficiency with regards to Internet advertising and that is to optimize and move to more of a cost per acquisition model and that could represent over the course of next year especially, some savings for us.

Unidentified Speaker

And based on what you’ve just said, do you have any plans for any facilities consolidation based on your current announcement?

Brian Mueller - Apollo Group — President

Any facility consolidation that we will do — in fact, we’ve already started to do some of that and we will continue to do that as enrollment counselors increasingly find that the demand for people to do stuff online, if that continues to increase, we will continue to work on those consolidation plans. We’re in good shape from that standpoint.

Unidentified Speaker

Thank you.

Operator

Jerry Herman, Stifel Nicolaus.

Jerry Herman - Stifel Nicolaus — Analyst

Brian, I was wondering if you could shed a little more color on Axia first on a technology perspective. Are you guys where you need to be? In other words, is your technology far enough along to appeal to that younger student? And secondly, maybe could you update us on the matriculation rate of those students into UOP? And with regard to the leverage in the model, I understand that you guys would garner efficiencies on student acquisition, but can you talk about some of the offsets, i.e. the support services that you alluded to and what ramifications that has for margins?

Brian Mueller - Apollo Group — President

Yes, let me talk first about the technology. Yes, we are. We are very confident that the way we deliver online education with an emphasis on community building, its emphasis on flexibility and convenience, the emphasis that it has on a student being able to access education and have it be lifestyle based fits very, very well with the needs of younger students who are going to need to work and go to school at the same time.

We’ve just started implementing our online learning system version 3 which is a completely Web-based system which will make it even more convenient and more efficient for students to participate in our online programs. And so we feel very confident that we are on track in a very good place to service their needs. And early indications are that it will go very, very well.

The second item you mentioned was with regards to —.

Jerry Herman - Stifel Nicolaus — Analyst

Matriculation.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Matriculation, we really haven’t had a very significant group of students transfer. There have been some that have gone currently, but not — we expect that the first large cohort that will move will move in the fourth quarter.

Brian Mueller - Apollo Group — President

And Kenda is right — the number of people that have graduated are still small, but the percentage of them that are graduating from Axia is very, very high. And remember, we haven’t done any Axia College advertising. And so, the thousands of students that we have in Axia all came to us as a result of responding to University of Phoenix advertising with the intent of earning a baccalaureate degree. And so it would be natural that we would expect that those percentages of students that complete Axia would transfer at very high levels into The University of Phoenix.

Jerry Herman - Stifel Nicolaus — Analyst

Before you go on to the next one, is there some assumption that you guys have? Is there some target level that you have with regard to that matriculation?

Brian Mueller - Apollo Group — President

Yes, absolutely. We can’t share that at this point, but we have a very specific target in mind in terms of both the number of students that enter Axia and the target in terms of those that graduate and also then or the percentage of those that will transfer into University of Phoenix. We have very specific targets and we at this time have no reason to believe we won’t achieve those targets.

Jerry Herman - Stifel Nicolaus — Analyst

And the last question I had was just the acquisition costs or efficiencies and the offset to that?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

From a student support standpoint in the early (multiple speakers). It goes to retention.

Brian Mueller - Apollo Group — President

Absolutely. Let me respond to that, that’s a good question. The first one is from a faculty standpoint, and I think the question would be if we’re going to be a very faculty intensive with regards to providing support for our students — mainly those 180 hours of contact with the faculty that are possible in those nine-week Axia College courses, we are not paying extra for our faculty members to be involved with the students in that additional way. So there’s no negative cost from that standpoint and what we are doing from an academic counseling standpoint, there’s no negative cost there as well. We’re building all of that in the current cost infrastructure for both faculty and academic counselors.

Jerry Herman - Stifel Nicolaus — Analyst

Great. And then just one final follow-up there. You mentioned you’re moving to a cost per acquisition model. Is that basically the nature of the Advertising.com relationship?

Brian Mueller - Apollo Group — President

Yes, absolutely. We have worked with them for a lot of years. They are very much an acknowledged leader from the standpoint of having the largest Internet network and also having extremely sophisticated technology on the front end. Our ability to combine with them, as they have the most sophisticated technology, tracking technology, etc., so that we can get very granular with regard to knowledge about prospects that are interested in our programs, combined with our ability then to run those leads through a call center and get them out to the most appropriate enrollment counselors based upon that student’s needs.

If you put that continuum together and the entirety of that continuum, we think we’re bringing the two strongest organizations on the back end and the front-end together. And that will bring us into a new era with regards to being efficient from an advertising start perspective.

Operator

Greg Cappelli, Credit Suisse.

Greg Cappelli - Credit Suisse — Analyst

It’s Greg and Steve. This is backwards not forward-looking this question, so perhaps you could give us a little thought here or a comment here. Why did you actually increase the spending and selling promo into Q? Is that something that you can talk about? I’m not asking you what you’re going to spend the rest of the quarter, but how much more was the increase?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Again, Greg, we haven’t closed the books yet, so I don’t have exact numbers today. So I really would prefer not to give a number today. Once we close the books and finish our accruals and finalize numbers for the quarter we’ll report those numbers on March 23rd. And those would be the actual. I know we have increased it, as Brian indicated, but I don’t know the exact number from that area at this point that I want to quote on.

Greg Cappelli - Credit Suisse — Analyst

Ok, fair enough. Brian, do you expect — so the increase that you had in 2Q, would you expect that it will level off to the increased level from 2Q or you will continue and invest at higher levels for the remainder of the year? In other words it will accelerate further?

Brian Mueller - Apollo Group — President

Yes, we began accelerating in January.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

So we didn’t have the whole quarter, Greg.

Brian Mueller - Apollo Group — President

But we continued that acceleration in February. And if you’re asking are we going to continue to accelerate in the second half above those levels, I think there’s the possibility that we will do that. We will watch it very carefully from the standpoint of return, but if we are getting the return, we will continue to make the investment, we will not back off from that standpoint.

Greg Cappelli - Credit Suisse — Analyst

Brian, how do you think about returns off of the investment you’re getting from that? How do you look and measure that?

Brian Mueller - Apollo Group — President

You know, it’s a moving target and there are a number of ways. Obviously as we move into the second half we’ll look at the traditional measures, we’ll look at what our cost per lead is. We’ll look at what conversion rates are. We’ll look at what the total volume is. And even if we would see our cost per lead which is right now going down, we’re reinvesting that money so that we’re getting more leads, we’re not spending less but because the cost per lead is going down — we’ll continue to reinvest that money and spend up to the limit and we’ll continue with those being the major measures.

However, if we’re finding that as we get into it more specifically, especially with Advertising.com, that we spend more on leads that come from certain spaces, from certain areas and those things convert at a higher level, if it requires more spend and if the volume that we get in relationship to that is appropriate we’ll continue down that road.

Greg Cappelli - Credit Suisse — Analyst

Okay, I understand. You just mentioned lead costs again, how are you guys managing to get the lead cost out? Can you talk a little bit more about that and what’s going on there?

Brian Mueller - Apollo Group — President

Yes, a couple things. The major one is that we have combined the marketing departments. We’ve got now with what, in the past, was two separate marketing departments, we’ve combined that by now. That gives us more leverage in the marketplace and it gives us the capability of working at higher levels with specific Internet providers, lead providers. We have also spent time getting affiliates that have worked through partners in the past to work more directly with us. They’re very happy to do that, that has cut out the middleman in certain cases and allowed us to both decrease the cost per lead and increase the volume. And the three or four months of work that we have done on that now will fit nicely into what we’re going to be doing with Advertising.com.

Greg Cappelli - Credit Suisse — Analyst

Okay. And when you do increase the spending and selling of promo, what’s — historically how long does it normally take to start showing up in the results? You said you were already starting to see some results. Can it be as long as a six-month process to get the full impact from it?

Brian Mueller - Apollo Group — President

Yes, I think you’ll see the major impact come in the last two months of the fourth-quarter.

Greg Cappelli - Credit Suisse — Analyst

Okay, great. Just a couple more quick ones. On the stronger lead flow you’re seeing already, is that mostly coming in the area of Axia in terms of the flow?

Brian Mueller - Apollo Group — President

It’s coming in two areas. One, it’s coming in the area of — believe it or not it’s coming in the area of leads that we are getting to ground-based enrollment counselors. We have expanded the zip code areas and the reason we did that was because in those campus areas, in those marketplaces where enrollment counselors can sell a student into both online and on ground, rather than restrict the zip code areas to a reasonable distance from the learning centers we’ve expanded knowing that if an enrollment counselor can work with a student who may be a little bit out of the area to make it convenient to attend, they can put them in online. So that’s the biggest area that we’re getting growth and success in.

Now as it relates to what percent of those leads then would we refer to as level one leads, students entering with fewer than 24 credits and then being Axia College students? We know exactly what those percentages are on the online side, we are just now starting to gather that information on the ground side and we’ll know more about that in a couple months. I don’t expect it to be much different than we experienced in online, but we’ll see once we’ve got the information collected.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Greg, remember that those leads really at this point, very few of them are what we would call the echo boomers. They’re really level one leads but they’re more in the Gen X area than the echo boom area.

Greg Cappelli - Credit Suisse — Analyst

Okay, I understand. If somebody does sign up a student from a campus into the online program, will that then be considered an online student or a campus-based student that’s taking a program through online?

Brian Mueller - Apollo Group — President

That will be considered a campus-based student. And so you’re asking a good question there. We’re not taking the incentive away from the local marketplace to be in charge of their local marketplace and in charge of the growth in that local marketplace. We’re not taking that incentive away from them. And so if they enroll a student into our online program, that student counts for that campus, the student stays on that campus from the standpoint of us from a revenue recognition standpoint and from the standpoint of servicing that student. And so this change in strategy is very much a win for the local campuses and for their capabilities in growing their marketplace.

Greg Cappelli - Credit Suisse — Analyst

One quick final one. I appreciate you taking the time to answer these. On the pricing front, pricing in Axia, obviously it’s a discounted tuition level. Is it fair to say there’s unlikely to be any pricing power for you guys from the lower base until we get into perhaps July of next year when we’re supposed to get these level increases in financial aid? And on that same note, do you have pricing power right now with the working adult segment that you’re obviously — you talked about aggressively still investing in? Thanks.

Brian Mueller - Apollo Group — President

Yes, Greg, if loan limits are raised next summer, which there is every indication —

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Actually summer of 2007.

Brian Mueller - Apollo Group — President

— 2007, correct. That would give us significant areas to increase tuition levels for entry-level students would be obviously very helpful. But the major way that we are thinking about experiencing tuition increases in the future — there is some room at the three and four level, there is some room at the graduate level. And again, there will be room at the Axia College level when the loan limits go up.

But if we are successful, and we believe we will be, at getting a certain percentage of our Axia College students to graduate with an associate degree and then transfer into the University of Phoenix, there is a huge potential there to experience a tuition increase. They will experience a significant tuition increase. They’ll be under the loan limits and then obviously there is no marketing and sales expense attached to that new student into the UOP baccalaureate program which is very positive from a P&L standpoint.

Greg Cappelli - Credit Suisse — Analyst

Thank you very much.

Operator

Kelly Flynn, UBS.

Kelly Flynn - UBS — Analyst

I just wanted to revisit Greg’s question. I’m wondering if there’s any way you could give us as broad as you’re comfortable with ranges of where you think gross profit margin could come in versus selling and promotional for the quarter?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Kelly, I really can’t. There is a reason we’ve suspended guidance at this point and I really have a fundamental issue with providing it based on preliminary numbers that we have today and I just think that we will provide it, we will reinstate it just as soon as we can. But today I can’t give you that information.

Kelly Flynn - UBS — Analyst

I was talking about for the second quarter, not for the —.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Well, the second quarter we will release in about three weeks.

Kelly Flynn - UBS — Analyst

Okay. And can you just confirm — does the new guidance include the severance expense?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Yes, it does. That is a GAAP expense, so Todd’s severance, I can give you that number, because that was a number that we already know. From an expense standpoint, we will be expensing roughly $32.7 million.

Kelly Flynn - UBS — Analyst

Okay. Because I know there are some tax issues. I mean, on an EPS basis what is that going to be for the quarter?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

The severance number?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Yes, about $0.11. We had previously disclosed that in our 8-K filing.

Kelly Flynn - UBS — Analyst

Okay. As we look forward, Brian, you’ve talked a bit about the marketing, but are there any investments that you expect to make in teacher headcount or general infrastructure that could put pressure on the gross margin in the second half relative to the first half?

Brian Mueller - Apollo Group — President

Technology? Technology infrastructure will be an investment. It is not going to put heavy pressure on margins. Other than that, no. From an instructional standpoint as a percent of revenue, we don’t expect that number to go up or there to be any pressure from that standpoint. And one of the things that we feel puts us in a great position is that really everything that is necessary to scale a program online to address the needs of a new market are in place.

And from a faculty recruitment standpoint, a training standpoint, from the online learning standpoint and its scale, technical support, those things are all in place and scalable as we experience growth. So there is some investment, but other than from a marketing enrollment standpoint, we don’t expect there to be undue pressure on the margins.

Kelly Flynn - UBS — Analyst

Okay, thank you.

Operator

Trace Urdan, Robert W. Baird.

Trace Urdan - Robert W. Baird — Analyst

Good morning. As you look to the increased spending that you’re describing, is it fair to consider that some of that will now be directed towards Axia specifically? I know you haven’t been marketing Axia as a brand before now.

Brian Mueller - Apollo Group — President

Yes, it will, but it will not be till closer to the beginning of the fourth quarter. But as we get websites in place and as we get enrollment counselors across the country trained, a higher percentage of them trained, we will at some point be getting a certain percentage of our spend addressing that younger group of people, but it won’t be until closer to beginning of the fourth quarter.

Trace Urdan - Robert W. Baird — Analyst

Brian, I’m wondering if you can help me understand a little bit better the leverage that you were describing in bringing the two marketing departments together, because my understanding of the third-party lead vendors is that they tend to operate under an auction system. And in that scenario, basically wanting from them more leads would actually drive a higher price rather than a lower price. Can you help reconcile that mode with what you’re describing in terms of getting more power over those vendors?

Brian Mueller - Apollo Group — President

Well, yes, that is a great question. This whole marketplace has grown up in the last number of years, and we have leveraged it to our advantage in most cases, but in some cases we have not. We have allowed them to leverage it to our disadvantage. And the things like selling leads to multiple institutions and those kinds of things, those are the things that have crept into the industry. Now when you begin to manage it more closely and when you begin to leverage your total buy in the marketplace, which we have aggressively in the last three or four months, you can start to root out some of those practices and in fact get that turned around and we have.

And part of that is our success in January and February. But to take that to the ultimate level in order to maximize your spend in that marketplace you have to have front-end systems that allow you to do that. Advertising.com has got the best in the world. And so even though we’ve made progress and it has had an impact, in order for us to get where we want to get, which is not a little bit good but very, very good to root out a lot of that stuff, and make it so that — certainly we don’t want to be unfair about it, but we’re going to make sure that those kinds of practices don’t work in our disfavor.

Trace Urdan - Robert W. Baird — Analyst

That’s very helpful, thank you. And then the last small question I have is I’m wondering if you’re starting to, or feel the need to, make any provision for job placement with respect to the folks who are coming in on a two-year basis?

Brian Mueller - Apollo Group — President

No, good question. We’re going to make sure that as we brand Axia College of the University of Phoenix, and again that will happen on April 1st, that this is very much higher education, it’s not vocational, it’s not technical, it does not involve a job placement, will some of the programs allow that entry level student into the workplace, into the workforce, will it make them more employable? Yes, it will. Will we sell it from that standpoint? Primarily, no.

Primarily we will sell it from the standpoint of it is a tremendous way to enter higher education in a way that you can see a goal that is 20 months out, not four or five or six years out and is a tremendous way then to stay in your local community, live at home, maybe move in with some friends, but do it in a way that allows you to maintain your lifestyle, get it done in a reasonable amount of time and then transfer into a baccalaureate program that will, for the most part, be University of Phoenix. But no, we’re not going to get into the job placement arena.

Trace Urdan - Robert W. Baird — Analyst

Okay, great. Thank you.

Operator

Gary Bisbee, Lehman Brothers.

Gary Bisbee - Lehman Brothers — Analyst

A couple of questions if I could. Now that you’ve been dealing with the mix shift to Axia for I guess a little more than a year, can you give us some sense as to what percentage of your students historically or the leads coming in the door are actually those for whom Axia would be a good fit? In our randomly calling some of your reps we get the sense that if you raise price as an issue they’re pretty quick to turn towards offering you Axia given that the substantially discounted tuition. What percent ultimately could migrate to that over time?

Brian Mueller - Apollo Group — President

If you overlay our leads and what we know because we’ve been tracking it on our online leads for 18 months or so, if you overlay that with what you see the trend is demographically in the country at large you find there to be a very, very strong correlation. And so to be specific, we’re in the vicinity of 50% of all of our leads that are coming in are students who are entering a higher education, many for the first time, or if not the first time they have very low numbers of credits to transfer. But that’s not a surprising phenomenon. That’s to be expected. That kind of overlays what’s happening demographically in the country.

Our ability to offer this program at this price point and spread that reduction in tuition over our vast student body puts us in a position to respond to that with minimum negative impacts on our financials that institutions that are far smaller would have a very difficult time doing. So we think from a strategic standpoint it’s the right move, it matches up with what is the potential and possibility in the marketplace and we have the ability to do that in a way that maybe some of our competition with far less numbers to spread that decrease over could not do.

Gary Bisbee - Lehman Brothers — Analyst

Would it then be correct to think about this, that if you’re somewhere between 40,000 and 60,000 students today, or a quarter or something of your — or less than a quarter, a third of your total students that we should expect this mix shift to continue until you’re 150,000 in each the Axia and UOP or is that not how you see the math working?

Brian Mueller - Apollo Group — President

Obviously the most important criteria there is how successful are we in getting those students to graduate and transfer into the University of Phoenix and we have very specific metrics there. In the first 18 months obviously it’s all upside at Axia because nobody is graduating. As we then are successful in graduating students into the University of Phoenix’s baccalaureate programs what you’re going to find is that population again going up and the Axia College population leveling off because it’s not a matter of just putting them in they’ll be graduating.

And so we have an idea as to what we expect. We have specific metrics that we are moving towards; the exact percentage will depend upon how successful we are. And as we move forward you’ll learn more about that.

Gary Bisbee - Lehman Brothers — Analyst

That’s a good point. What gives you confidence that you’ll be able to keep these people? I think I asked on your last call a similar question, but I’ll ask it again. It seems to me going from $265 or $275 a credit hour up to $450 at the current UOP online undergrad price point, that that’s a pretty massive sticker shock for these kids to handle and just go from one term to the next? Are you going to have to offer discounted pricing somehow or are you confident you can get these kids to accept that?

Brian Mueller - Apollo Group — President

Absolutely. And it’s never been — you’ve got to remember, this is not a cash business from the standpoint of 95% of our people stepping up and writing a check on a monthly basis for their tuition. And so it’s never been about nearly as much about tuition rate as it has been about a person’s capacity to borrow comfortably to invest in their future. And so the sticker shock would be a good way to think about it if it was — I was up to $800 a month budgeting and all of a sudden now my budget has to go to $1300 a month in order for me to afford this and keep going, but that’s not it. That’s not the phenomenon that exists.

Gary Bisbee - Lehman Brothers — Analyst

Okay. Just two quick last ones. Can you comment on any buybacks in the second quarter and also if there’s any change in the Company’s strategy as you look towards the second half here versus what it’s been say over the last 12 months regarding the buyback program?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

In the second quarter, and again these are preliminary numbers we bought back roughly — and it’s not over yet — but $225 million worth of shares, just over 3.5 million shares. And we have approximately $140 million left on our buyback. And suffice it to say, for now that is our preferred use of cash.

Gary Bisbee - Lehman Brothers — Analyst

Okay. And then one last one. It may be a better question for John. Just looking at the corporate titles here, realizing that you are the interim chairman and there was not a Chief Executive Officer named, is there a search ongoing right now for a new Chief Executive Officer and any comment on what the medium-term outlook for the senior management team is?

Dr. John Sperling - Apollo Group — Acting Exec. Chairman

I think the senior management team is functioning better than I’ve ever seen it function before and I see no reason to be going out there searching for somebody to come in who doesn’t know the system. As you know, historically we’ve always promoted from within. So I think that the way we’ll handle this is month by month and watch our performance and, depending on that, we might just keep the same management team right on through.

Gary Bisbee - Lehman Brothers — Analyst

Great, thanks for that color.

Operator

Mark Hughes, SunTrust.

Mark Hughes - SunTrust — Analyst

Could you talk about the mix of marketing spending that you anticipate? You described the increased focus on your traditional UOP student? What was it in Q1? What would you anticipate that mix to be going forward again between Axia and UOP?

Brian Mueller - Apollo Group — President

Right now it’s 100% on UOP. The only students that we put in Axia College are students that investigate and are interested in UOP, but we find that they would best be suited because of their experience in higher education to go to Axia. So at the current time and in the third quarter it will still be 100% money invested in the University of Phoenix growth and we’ll put — and obviously once Axia College is part of the University of Phoenix and it is 100%.

Now will we in the fourth quarter start to look at websites and properties and messages that would be attractive to 19 and 20-year-olds that would fit with what their life situation is and direct them to a website that they would feel connects with who they are? Yes, we will be doing that. But the exact percentage of that I can’t tell you. We’ll wade into it slowly so we look closely at what our returns are. But then again, at that point you’re still putting 100% of your money into University of Phoenix because Axia College is part of University of Phoenix.

Mark Hughes - SunTrust — Analyst

Then you seem to have a — it seems like a growth goal in mind that you’re going to be spending money and you may accelerate or continue to accelerate until you are satisfied. Is there some sort of number you can share with us? Is it sort of the midteens, double-digit? Is there a goal that you can talk about?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Mark, there really isn’t at this point in time. We do have internal goals, but we are not prepared to share those publicly at this time.

Mark Hughes - SunTrust — Analyst

Thank you.

Operator

Chris Gutek, Morgan Stanley.

Chris Gutek - Morgan Stanley — Analyst

Brian, as you go through this process of reinvigorating and repositioning the Company, how committed is the management team and how much confidence do you have in the outlook for the campus side of the business versus the online side? And specifically, any thoughts in changing the number of campuses you expect to open? Maybe shift some of those resources more towards the online side of the business?

Brian Mueller - Apollo Group — President

No. Good question, but not at all. Ultimately the efficiency of our Company and how well we do as a company is how well we maximize the total amount of human resources that we have. And what we’re doing now allows us to maximize those human resources to an extent greater than we have in the past. We absolutely believe that to have — even if students choose the online delivery model more in the future, and we’re going to let the marketplace determine that. But even if they do, having a local presence, having enrollment counselors and student service people and faculty and support services and physical presence in the marketplaces we are in and expanding them will continue.

And so we’re very comfortable operating in both a centralized fashion with resources here servicing students as well as having them distributed and the better we get at developing technologies that connect all of those staff together the more successful we’ll be operating that way. So it’s a good question, but no, we’re not moving away from adding campuses and supporting students from those local markets even if they choose online as a delivery model.

Chris Gutek - Morgan Stanley — Analyst

The Axia initiative, obviously, is ramping up quite nicely, and certainly part of the attraction is the somewhat lower price there. But, Brian, as you yourself just said a few minutes ago, the students are paying for most of the tuition for these loans and, therefore, they are not necessarily that sensitive to modest changes in prices. It would seem as if the Company perhaps has under priced Axia’s product, at least modestly. Is there any thought internally to raising those prices and partially narrowing the difference versus UOP?

Brian Mueller - Apollo Group — President

That’s a good question. Yes, we have. In fact, we have already made the first move in that vein. In an associates program, typically there are 15 or 18 credit hours that are your professional credit hours. They are the end of the program. For example, in criminal justice there would be 18 credit hours, I believe, that are in the professional part of the program. Tuition rate for those courses is up $20 over the per-credit hour tuition rate the first what would be 42 or 45 credits. So we have already moved in that direction.

Chris Gutek - Morgan Stanley — Analyst

Great, a quick follow-up for Kenda. Following up on one of Gary’s questions on share repurchases, is there any appetite among the management or the board to actually take on net debt to aggressively buy back stock at these levels?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

That is something that we will have discussions on at our board meeting in March.

Chris Gutek - Morgan Stanley — Analyst

Great, thanks.

Operator

Howard Block, Banc of America Securities.

Howard Block - Banc of America Securities — Analyst

Good morning, everybody, including John. Nice to hear your voice again. The first question is going back to your comments earlier, Brian, about the persistence rate. So are you saying that you expect the persistence of an online 20-year-old associate degree student to be equivalent to an on-ground 35-year-old bachelor’s degree student?

Brian Mueller - Apollo Group — President

There are two answers to that. One, we expect a persistence rate of an entry-level student in higher education that enters Axia College at that tuition rate with that learning model and that level of academic support to be higher than the persistence rates of those students who entered our former curriculum track, price strategy, faculty support. So we know that if you compare like students, that’s going to be significantly higher.

Now, can we get good enough that that entry-level student in higher education that comes in with no credits, three credits, six credits, we put them in Axia college; can we get that persistence rate to be the same as that student who came in with 60 credits or that student who came into a masters degree program? That is the goal. Will it probably be somewhere in the middle there? We don’t know for sure, but I will tell you this; if you look at a 29 or 30-year-old student entering higher education for the first time, many times those students have left high school not considering themselves college-bound and not especially good high school students, and not having participated in education for a period of 10 years, that’s a challenge. A lot of us in this area are dealing with that challenge.

I believe as the age moves down — we are not targeting vocational and technical school students. We are not targeting students who have struggled in high school. We’re targeting those students who traditionally would have went to a community college or a state university but whose lifestyle is far more amenable to our delivery model. I think there is the possibility that we could achieve that same retention rate of that 60 credit-hour student given the higher quality student we will be attracting into Axia in the future.

Howard Block - Banc of America Securities — Analyst

Okay, fair enough. In terms of the Advertising.com relationship, I just wanted to go back to a question I think Jerry asked earlier. And I think he asked his question and said, does this mean you’ll be moving toward a cost per enrollment model. And I believe your answer was an emphatic absolutely. I just wanted to revisit that. Does that mean that Advertising.com will be getting paid only based on enrollment and not impressions or leads?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

No.

Brian Mueller - Apollo Group — President

No, it does not mean that. It does not mean that at all. What it means is — and it’s a good question, thank you, because it allows me to clarify that. What it means is that the more intelligence we gather on the source of leads and the conversion rates of leads and from which properties, and with what creatives, and interest in what program; the more information we gather around that, the more we can direct business to those vendors who are willing to participate on a right pricing strategy, which means that we want to pay more for the high-quality high converting leads. We are happy to run the lower-quality leads through our qualifying center to hot transfer them to an enrollment counselor, but we want to pay appropriately for the quality of that lead.

Now, as you get better and better at that, does that mean that at some point you are lowering your cost per acquisition? Yes, but it is not a strictly cost-per-acquisition basis. It is more on the front end of right pricing that lead and dealing with the strongest vendors who provide us with the highest quality leads.

Howard Block - Banc of America Securities — Analyst

Okay. Is there something in the AOL user base that scored favorably in comparing it with the ideal customer profile for either Axia or UOP?

Brian Mueller - Apollo Group — President

Don’t know yet. We have been meeting with Ad.com for four or five months now. We had our first meeting last week with people from AOL and also with people with Time Warner, and we’ve got general language in the contract about our desire on both parts to leverage those companies, but the exact nature of that is to be determined.

Howard Block - Banc of America Securities — Analyst

Can you just elaborate a little bit; I think you said earlier also that you were hopeful of leveraging the Time Warner and AOL assets in order to enhance marketing. Maybe I misspoke there, but I think you know the gist of what I’m trying to get at, if you could just elaborate a bit.

Brian Mueller - Apollo Group — President

Well, AOL has a huge user base, obviously. Time Warner has a huge cable network, and Time Warner also has tremendous, tremendous amounts of content that they are in the process of indexing, which kind of fits with what we are doing on our side, which is to deliver course materials electronically. So is there the potential that we will be able to leverage some of that content to the benefit of both companies in the future and also our students? Yes. Do we know what that might look like or for sure if it was going to happen? At this point, no, we’ve only had one meeting.

Howard Block - Banc of America Securities — Analyst

Kenda, when you reinstate guidance, will it be to the same degree in terms of enrollment statistics, operating margin, revenue, for the current quarter as well as the full year?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

I know that the financial metrics will be the same as to what we have given historically from an enrollment standpoint. We will provide information at least on what we’ve provided the last few quarters. We are still, to be honest, Howard, struggling a little bit with, especially as Brian described today, how we are counting students that are online students at our on-ground campuses, what value that metric provides the street since that is really not how we are running our business any longer.

Howard Block - Banc of America Securities — Analyst

I’m very respectful of the fact you can’t offer any guidance for this quarter right now or even the year, but as you think maybe in terms of a three-year plan or a five-year plan, have you thought about a target operating margin? Are you hopeful of recapturing the Halcyon days, or is there perhaps going to be a tolerance for a lower profitability level on a bigger student base?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

We don’t anticipate over a long-term lower profitability levels on a larger student base. As we are investing right now in the short-term, I think that, as we get our hands around that, that certainly could cause lower profitability in the short-term because we will have more expenses in this advertising area. But in the long-term, that is exactly what we are running the business for, and we’re not anticipating that that will be lower than what we’ve historically achieved.

Howard Block - Banc of America Securities — Analyst

You mentioned the introduction of the BA in Psychology and Communications. I was wondering, do you have any data that might tell us what percentage of leads may not be converting because you lack the program that they are seeking?

Brian Mueller - Apollo Group — President

No, that would be anecdotal, but we do know what the participation rates in those programs are in the higher ed structure at-large in this country, and they are very, very significant. And we don’t have any reason to believe that because of the nature of the makeup of our student body that we wouldn’t be able to build on the inclination to study in those areas, especially as we engage more younger students.

Howard Block - Banc of America Securities — Analyst

Okay, so is that sort of an expressed initiative internally, is to build a course catalog that more exactly mirrors that of the overall market?

Brian Mueller - Apollo Group — President

Yes.

Howard Block - Banc of America Securities — Analyst

Great, thank you very much.

Operator

Avi Fisher, Harris Nesbitt.

Avi Fisher - Harris Nesbitt — Analyst

Thanks for taking my questions. A lot of them have been asked already, but I have a few. The business strategy, the Axia —.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Avi, we’re having a hard time hearing you.

Avi Fisher - Harris Nesbitt — Analyst

Okay, I’m sorry. Can you hear me now?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

A little better.

Avi Fisher - Harris Nesbitt — Analyst

Okay, sorry about that. How does the model work is there is a gap between the Axia student going to UOP if he or she takes time off? Is that a factor in your strategy at all, your plans at all?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

So are you talking about if they complete their associates program and then take months or —?

Avi Fisher - Harris Nesbitt — Analyst

Then work full-time again and then come back.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Well, I would anticipate — I mean it depends on how much the time is, obviously. I mean we anticipate that they will take some period of time.

Avi Fisher - Harris Nesbitt — Analyst

So some gap is built in.

Brian Mueller - Apollo Group — President

The reality is that as Axia college was part of WIU and because of the consortium agreement that we had, we were able to combine financial aid periods. So as you completed at WIU, it was to your advantage to continuously enroll into the UOP program from a financial aid standpoint, both from an efficiency standpoint as well as maximizing your funds that you had available to you.

As we move Axia college under the University of Phoenix, we will continue with advising students that as you enter your last academic year at Axia College, your ability to combine whatever remaining credits you have with your first number of credit hours at University of Phoenix puts you in a very strong position for continuous enrollment. And again, it is early, but we are finding that those students who are graduating are finding that to be the most attractive option, and that is to just keep going. Now, some of them are taking a break, they want a month or two off, but most of them are just saying, I will keep going.

Avi Fisher - Harris Nesbitt — Analyst

Okay, thank you for that. I’m not sure if anybody asked this, but do you have any trends, any differences between the UOP campus and online trends for the quarter?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

Trends?

Brian Mueller - Apollo Group — President

Yes, we have this trend in that because we have expanded the zip code areas around our local campuses from an advertising standpoint, that we are generating more leads in and around those local campuses providing them to local campus enrollment counselors, and we are hoping that that improves their conversion rates and their productivity. That is an early trend, though.

Avi Fisher - Harris Nesbitt — Analyst

I just have two more quick questions. What percent of your faculty are adjunct, and do you think you’re going to have to convert some to full-time? Someone touched on that earlier.

Brian Mueller - Apollo Group — President

No, we have full-time faculty, but we don’t expect that the number of full-time faculty needs to increase as a percentage of our overall faculty at all.

Avi Fisher - Harris Nesbitt — Analyst

And just I think the final question, just getting back to the students who went out on break and you said a lot of them or most of them returned. I was wondering if you could quantify that or compare it to another time when students went out on break? What percent returned?

Brian Mueller - Apollo Group — President

Well, you can back into it a little bit. There was a $17 million revenue shortfall in the month of December as a result of those students taking those breaks. We are going to make an adjustment in students scheduling for next year in that holiday time period, so that we hopefully encourage students — we give them some time so that they don’t feel the need to take off of class completely.

Avi Fisher - Harris Nesbitt — Analyst

Okay. Thanks very much.

Operator

Corey Greendale, First Analysis.

Corey Greendale - First Analysis — Analyst

First question is just wanted to follow up on Howard’s question about the persistence. Sort of reading between the lines, are you saying that at this point the Axia persistence is lower than the traditional University of Phoenix persistence?

Brian Mueller - Apollo Group — President

The persistence rates of Axia college students at the level they enter higher education as compared to the persistence level of UOP students in the past at that same level is much higher. The persistence level of those entry-level students in Axia as compared to a student who transfers in with say an associates degree or one that is in a master’s degree program, it is under that, but it’s much closer to that than what we experienced previously with UOP students coming in with low credits.

Corey Greendale - First Analysis — Analyst

Can you comment on whether Axia’s persistence has come down over the past couple quarters? I just had the impression that Axia on an absolute basis was persisting better than the University of Phoenix a few quarters ago.

Brian Mueller - Apollo Group — President

No. Again, there are two major advantages to what we’re doing. Number one, we obviously make a huge investment in advertising. When you can get your conversion rates consistently — I mean if you can dramatically increase the conversion rates of that huge percentage of leads, that is a big plus for you. Secondly, again the persistence rates are greater than those same students at UOP and they are not as great at 60 credit hour or a master’s degree student, but we are gaining there. We are not losing anything there from the standpoint of the last 12 months.

Corey Greendale - First Analysis — Analyst

Okay. Second question is about the advertising. Can you just give us a sense from your market data, the working adult market, would you say that the vast majority of that potential market is already aware of who The University of Phoenix is and it is a function of wanting to build more equity there, or are you still at the stage of kind of making people aware of who you are?

Brian Mueller - Apollo Group — President

The awareness levels of The University of Phoenix with the research that we have done are high, but when you dig down to the next level what students actually know about the value proposition of The University of Phoenix is not nearly as high or in-depth as we would like it to be. I think you’re asking a good question there, and that is that as we move forward if we can make significant gains from an advertising — an Internet advertising lead generation standpoint, will be able to funnel some money into building the brand of The University of Phoenix so that a wider array of people understand more about the value proposition? It would be our intent to do that if we can make those gains.

Corey Greendale - First Analysis — Analyst

Are you planning on or are you changing the messaging at all, or is it just kind of the dollar amount with the same message?

Brian Mueller - Apollo Group — President

The messaging will be changed subtly. We are talking about students who are working versus working adult students. So there will be subtle changes, but certainly not dramatic changes.

Operator

Jennifer Childe, Bear Stearns.

Jennifer Childe - Bear Stearns — Analyst

Thanks, three questions. First, I know it is a small sample size, but can you tell us what percentage of Axia grads have matriculated to UOP? Second question, won’t you be at a competitive disadvantage relative to your peers if you don’t eventually offer job placement services for the Axia students when they complete their four-year degrees? Third, will there be any upfront costs associated with the strategic relationship with Advertising.com?

Brian Mueller - Apollo Group — President

The first question is the percentage of students who are graduating from Axia that are transferring to UOP is very high. The sample size is too small right now for me to give you a number that you could then take to the bank, so I want to avoid doing that until the sample size is large enough that I have confidence that it is a number that you can take to the bank and build your models around.

The second question around placement services, no, we don’t think that that will put negative strain on us at all. We are going to position ourselves, continue to position ourselves as a higher education entity. We are not in the vocational/technical business. Some of our programs at the associate level will make students more employable. Our enrollment counselors will talk in general terms about the employment trends within areas like criminal justice and IT, for example, and have a conversation with students about that when that is of interest to them.

But we will make it very clear to them that it is not our intent to then place them into a job as a result of them finishing that associates degree. And again, we want to primarily attract those students who don’t see the associates degree as a terminal degree but as a stepping stone to a baccalaureate program, because that is where the highest value is for them long-term from a career standpoint.

Jennifer Childe - Bear Stearns — Analyst

I meant after they finish their four-year degree and not working adults. Won’t you have to offer some job placement service at this point?

Brian Mueller - Apollo Group — President

No, because the students are coming to us now, and we think they will continue to come to us this way, are working. If they are younger, they are working at more entry-level situations in the workforce, but they are still working. And will they be moving — as they’re with us for three or four years will they be moving inside those companies and making progress? We think that they will. So it won’t work a whole lot differently than it currently works for our slightly older students.

Jennifer Childe - Bear Stearns — Analyst

And any upfront costs associated with Advertising.com?

Brian Mueller - Apollo Group — President

A little bit, yes. There is a little bit there because we have got to merge technology systems. We have got to do a lot of learning and exchanging of information. They will be down here in force working with us for the next three months, and we are going to do a lot of work and a lot of learning and there will be some investment there, but I think it is going to pay off for us.

Jennifer Childe - Bear Stearns — Analyst

Thank you.

Operator

Matt Litfin, William Blair & Co.

Matt Litfin - William Blair & Co. — Analyst

I will keep this quick. A question on cash flow. Is there any reason to think that in the second quarter there would be any lesser growth in cash flow than might be implied by the $0.03 EPS shortfall?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

No, there wouldn’t be any reason to think that.

Matt Litfin - William Blair & Co. — Analyst

All right. And then the other part of that question is with the strategic changes that you’re considering in the second half of this year, does that in any way affect the cash flow characteristics of the business in your view?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

The characteristics would stay the same. Clearly depending on how much upfront investment we have we will use cash for that as well. But as far as my previous guidance that free cash flow should be actually should be in the neighborhood of net income, that would stand.

Matt Litfin - William Blair & Co. — Analyst

That’s what I wondered. Thanks so much.

Operator

Trey Cowen, Stanford Group.

Trey Cowen - Stanford Group — Analyst

I appreciate your stamina on this long call. With respect to expanding the ZIP code and bringing in more leads to your campuses, is there some concern there about — and I’m asking this because I know the enrollment reps — the compensation is regulated and so is there some concern there that that might dampen morale in any way if you’re expecting higher conversion rates and you’re throwing more leads at them and you’re expecting them to be more efficient?

Brian Mueller - Apollo Group — President

It’s having just the opposite effect. For the first time in a long time they have felt like they have a chance to be successful and they have a chance to do their jobs at a level that they anticipated when they were first hired. So no, the morale out there is if anything a great deal higher.

Trey Cowen - Stanford Group — Analyst

That’s good to hear. With respect to the second quarter when you’re looking at the $17 million in December, can you clarify that between how much of the students that took break were online versus on the ground?

Brian Mueller - Apollo Group — President

Most of them were online.

Trey Cowen - Stanford Group — Analyst

All right, thank you very much.

Brian Mueller - Apollo Group — President

You bet.

Operator

Jerry Herman, Stifel Nicolaus.

Jerry Herman - Stifel Nicolaus — Analyst

Just a quick follow-up, guys. Just a clarification. You guys are comfortable with the regulatory approvals on Axia and also the 100 enrollment counselors that you talked about earlier, Brian; that’s a net number I’m assuming, net add?

Brian Mueller - Apollo Group — President

Yes.

Jerry Herman - Stifel Nicolaus — Analyst

And the regulatory approval?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

We’re comfortable by April 1, yes.

Jerry Herman - Stifel Nicolaus — Analyst

And then just sort of a conceptual question for Brian — I won’t ask any metrics this time. Brian, you guys have made a lot of changes and a lot of internal changes, could you maybe gauge where you think you are in either the disruptions associated with that process or the efficiency that you hope to achieve as part of that process? Using any analogy you want, what inning you’re in, what percentage you have achieved?

Dr. John Sperling - Apollo Group — Acting Exec. Chairman

Let me break in here and just say that I’ve seldom seen the attitude of the employees higher than it’s been since we made this change. The organization has really come alive in a way that I hadn’t seen it for years. So as far as the changes are concerned, I would say they’ve been simply not disruptive at all. They’ve been eagerly awaited for and eagerly adopted.

Brian Mueller - Apollo Group — President

I would echo John’s statement that the morale of our people is up. There is a strain on the people that are working out of our online campus from the standpoint of them being on the road and out in the campuses as we do the things we need to do to bring the two organizations together to operate as one.

There’s a little bit of a financial strain there and there’s a strain from the standpoint of how much effort is going into that. But I would say because of that effort and how well those people are doing that, the negative impact on the efficiency of the people that actually have to do the work to implement the change as they work with students has been minimized.

In terms of the inning, I would say we’re probably in the bottom of the fourth, possibly in the top of the fifth, but there’s no outs in the top of the fifth. We may be halfway through it.

Jerry Herman - Stifel Nicolaus — Analyst

Okay. Thanks very much.

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

And operator, I think we have time for just two more calls and then we’re going to need to wrap this up — it’s been a long one.

Operator

Kirsten Edward, ThinkEquity Partners.

Kirsten Edwards - ThinkEquity Partners — Analyst

Thanks for taking my question. When does the Advertising.com agreement go into affect? And what percentage of the ad budget is that going to be? And then can you give us a big picture of what you expect the number of the vendors you’re using now versus what you think it will be a year from now?

Brian Mueller - Apollo Group — President

We’ll be using a large percentage of the vendors that we are currently using and we’ll be using the best vendors of those that we’re currently using and their opportunity to work with us and grow their business will be increased and not decreased by this relationship. Those people that are not good vendors and not good producers obviously won’t in a good situation, but the vast majority will be in an even better situation than they are now. That was the second question, though. What was the first one?

Kirsten Edwards - ThinkEquity Partners — Analyst

When does it go into affect?

Brian Mueller - Apollo Group — President

This week — what’s today (multiple speakers-28th). We will begin — they will be down here as quickly as we can get them here and we will be working very hard over the next three months.

Kirsten Edwards - ThinkEquity Partners — Analyst

Okay. And will this relationship account for the majority of your advertising budget going forward?

Brian Mueller - Apollo Group — President

I can’t answer that. Is a huge percentage of our lead generation activity on the Internet? Yes, it is. Will a large percentage of those leads go through the technology of ad.com so that we can get more granular with regards to our strategies? Yes. How much of it will appear on the ad.com network versus come from outside of that? That’s to be determined based upon the results that we experience.

Kirsten Edwards - ThinkEquity Partners — Analyst

Okay. And then one very quick one. When you start managing the migration process as associate students near completion, is that going to be the admissions reps handling that process or are you going to have to add more people in the fourth quarter or third quarter when that’s the crucial period?

Brian Mueller - Apollo Group — President

No, that’s a really good question. Right now we’ve added just a little bit because of the WIU and UOP thing. Once Axia College comes under The University of Phoenix we will be organized in a slightly different way which will allow a student to work with basically the same people. And so there will be no additional costs associated with that. In fact, there will be a significant reduction in cost because we won’t be paying for any marketing or sales associated with that student becoming a baccalaureate student.

Kirsten Edwards - ThinkEquity Partners — Analyst

Okay. So it is the enrollment reps that will be handling that?

Brian Mueller - Apollo Group — President

No, it will not be the enrollment reps. It will be the academic counseling people and the financial counseling people who will deal with those students.

Kirsten Edwards - ThinkEquity Partners — Analyst

Thanks a lot.

Operator

Stephen Barlow, Prudential Equity Group.

Stephen Barlow - Prudential Equity Group — Analyst

Thanks. When you talk about the advertising agreement, you talked about an upfront charge, would that be in the second quarter we’re finishing today?

Brian Mueller - Apollo Group — President

It’s not really an upfront charge.

Stephen Barlow - Prudential Equity Group — Analyst

Payment?

Brian Mueller - Apollo Group — President

And I can’t give details of the contract today; I’ll the releasing more information about it as we move forward. It’s not really an upfront charge and there will be some impact in the third quarter and maybe some impact on the fourth quarter. Exactly how much time it will take us to see that thing turn and for us to get a great deal more efficient is yet to be determined, but we’ll work as hard as we can at that and make it happen as soon as possible.

Stephen Barlow - Prudential Equity Group — Analyst

And on the Axia sample size that we all keep on asking about, do you know what quarter would look like the biggest lump there that would make the sample size large enough to get a feeling of how many go on to UOP?

Brian Mueller - Apollo Group — President

Fourth quarter.

Stephen Barlow - Prudential Equity Group — Analyst

Fourth quarter ‘06, your fiscal fourth quarter?

Brian Mueller - Apollo Group — President

Yes.

Stephen Barlow - Prudential Equity Group — Analyst

Okay. And there have been lots of ads in the New York City on the radio for UOP. Are you accredited now in New York and Connecticut and opening campuses there or is this just for New Jersey?

Kenda Gonzales - Apollo Group — CFO, Sec., Treas.

We have state licensure in New Jersey, as you mentioned, and in Connecticut, but we do not have state licensure yet in New York.

Stephen Barlow - Prudential Equity Group — Analyst

Thank you.

Brian Mueller - Apollo Group — President

Thank you very much for your attendance, we appreciate it, especially on short notice and we are looking forward to speaking to you again in about three weeks.

Operator

This concludes today’s conference call. Thank you for your participation.